NUVEEN ENHANCED HIGH YIELD MUNICIPAL BOND FUND (THE “FUND”)

SUPPLEMENT DATED SEPTEMBER 27, 2022

TO THE FUND’S PROSPECTUS AND STATEMENT OF INFORMATION DATED JULY 29, 2022

Issuance of Series A MuniFund Preferred Shares

On September 27, 2022, the Fund completed the issuance of 275 shares of Series A MuniFund Preferred Shares (“MFP Series A Shares”), for an aggregate amount of $27.5 million, through a private placement to a qualified institutional buyer, as defined in Rule 144A under the 1933 Act. The Fund will use the net proceeds from the sale of the MFP Series A Shares primarily to refinance existing leverage.

The MFP Series A Shares are preferred shares of the Fund and are senior, with priority in all respects, to all classes of the Fund’s Common Shares in liquidation and as to payments of dividends, and rank junior to any borrowings of the Fund.

This supplement does not constitute an offer to sell or a solicitation to buy any of the MFP Series A Shares described herein.

Capitalized terms not defined herein have the meanings assigned to them in the Fund’s Prospectus and Statement of Additional Information.

PLEASE KEEP THIS WITH YOUR

FUND’S PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION

FOR FUTURE REFERENCE

RGN-HYIFSAI-0922P